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                                   EXHIBIT 14
                              UNITED BANCORP, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS
                            ADOPTED DECEMBER 9, 2003

This Code of Business Conduct and Ethics sets out basic principles and standards of conduct to guide all co-workers, officers and directors of United Bancorp, Inc. and its subsidiaries (the "Company"). All of our co-workers, officers and directors must conduct themselves in accordance with these principles and standards.

All claims of violations of this Code will be investigated by appropriate personnel or Company representatives. Those who violate the standards in this Code may be subject to disciplinary action, including dismissal. If you are in a situation which you believe may violate or lead to a violation of this Code, you should consult your manager or the Senior Vice President - Human Resources & Communication, Thomas C. Gannon.

1. DIRECTORS, OFFICERS AND CO-WORKERS SHOULD ACT WITH HONEST AND ETHICAL
CONDUCT.

The Company's directors, officers and co-workers should act ethically and in good faith, with honesty and integrity, when acting on behalf of the Company or in connection with the Company's business or operations.

2. DIRECTORS, OFFICERS AND CO-WORKERS MUST COMPLY WITH LAWS, RULES AND REGULATIONS.

Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All co-workers, officers and directors must respect and obey the laws of the jurisdictions in which we operate. The Company has an Insider Trading Policy that addresses federal securities laws and trading in the Company's securities which you should review and which is available from the Company's Corporate Secretary, Dale L. Chadderdon. Any co-worker, officer or director who is unsure about any aspect of these laws should seek advice from officers, supervisors, managers or other appropriate personnel.

3. PUBLIC DISCLOSURE SHOULD BE FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE.

Co-workers, officers and directors who are involved in the preparation of reports and documents that the company files with or submits to the Securities and Exchange Commission or that are otherwise public communications have a responsibility to promote full, fair, accurate, timely and understandable disclosure in such reports, documents and communications.



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4. DIRECTORS, OFFICERS AND CO-WORKERS MUST AVOID CONFLICTS OF INTEREST.

Directors, officers and co-workers must avoid conflicts of interest involving the Company or its business. A "conflict of interest" occurs when an individual's private interest interferes in any way, or even appears to interfere, with the interests of the Company as a whole. A conflict situation can arise when a co-worker, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when a co-worker, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in or with the Company. Loans to, or guarantees of obligations of, such persons are of special concern, and must comply with all laws. Any co-worker, officer or director who becomes aware of a conflict or potential conflict of interest or any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should bring it to the attention of the Senior Vice President - Human Resources & Communication. Conflicts of interest may not always be clear, so if you have a question, you should consult with the Senior Vice President - Human Resources & Communication of the Company or other personnel or legal counsel designated by the Company from time to time.

5. CONFIDENTIALITY OF COMPANY INFORMATION MUST BE MAINTAINED.

Co-workers, officers and directors of the Company must maintain the confidentiality of information entrusted or made available to them by the Company or its clients, except when disclosure is authorized by the Company or legally mandated, and must not use that information for personal advantage. Confidential information includes all financial and other non-public information and other records and that, if disclosed, might be of use to competitors, or harmful to the Company or its clients.

6. DIRECTORS, OFFICERS AND CO-WORKERS ARE PROHIBITED FROM TAKING THE COMPANY'S CORPORATE OPPORTUNITIES.

Co-workers, officers and directors are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of the company's property, information or position, without the consent of a majority of the "qualified directors," (b) using the Company's property, information or position for improper personal gain, or (c) competing with the Company directly or indirectly. Co-workers, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.


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7. FAIR DEALING IN ALL ACTIVITIES IS EXPECTED.

Each co-worker, officer and director should endeavor to deal fairly with the Company's clients, suppliers, competitors and co-workers. A co-worker, officer or director should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair-dealing practice in connection with the Company's business.

8. DIRECTORS, OFFICERS AND CO-WORKERS SHOULD PROTECT AND PROPERLY USE THE COMPANY'S ASSETS.

All co-workers, officers and directors should protect the Company's assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company's profitability. All Company assets should be used for legitimate business purposes. Company equipment should not be used for non-Company business, but incidental personal use may be permitted.

9. WAIVERS OF THIS CODE MUST BE APPROVED AND DISCLOSED.

Any waiver of this Code for executive officers or directors of the Company may be made only by the Compensation Committee of the Board of Directors and will be promptly disclosed as required by law.

10. DIRECTORS, OFFICERS AND CO-WORKERS ARE ENCOURAGED TO REPORT ILLEGAL OR UNETHICAL BEHAVIOR OR VIOLATIONS OF THIS CODE.

We must all work to ensure prompt and consistent action against violations of this Code. Co-workers are encouraged to contact the Senior Vice President - Human Resources & Communication or to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior or violations of this Code and when in doubt about the best course of action in a particular situation. Any claim of a possible violation may be made anonymously if the claimant so desires, and all claimants shall be provided confidentiality to the extent practicable in the handling of the potential violation. Co-workers, officers and directors are expected to cooperate in internal investigations of misconduct.

11. THE SENIOR VICE PRESIDENT - HUMAN RESOURCES & COMMUNICATION WILL ADMINISTER THIS CODE.

This Code shall be administered by the Company's Senior Vice President - Human Resources & Communication. Company co-workers are encouraged to seek guidance regarding the application or interpretation of this Code from the Senior Vice President - Human Resources & Communication and are expected to cooperate fully in any investigation of any potential violation of this Code.


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